Franklin Financial Corporation Reports Fourth Quarter and Full Fiscal Year 2011 Financial Results

Richmond, Va., December 1, 2011 – Franklin Financial Corporation (NASDAQ: FRNK), or “the Company”, the parent company of Franklin Federal Savings Bank, announced net income for the three months ended September 30, 2011 of $936,000, or $0.07 per share, compared to a net loss of $4.3 million for the three months ended September 30, 2010.  For the year ended September 30, 2011, the Company reported net income of $1.4 million, or $0.11 per share, compared to a net loss of $1.1 million for the year ended September 30, 2010.  Net income for the year ended September 30, 2011 included the effect of a $5.6 million charitable contribution made to The Franklin Federal Foundation ($1.4 million in cash and $4.2 million in Company stock) in connection with Franklin Financial Corporation MHC’s mutual-to-stock conversion.  Net income for the year ended September 30, 2011 excluding the conversion-related charitable contribution and the related income tax benefit was $5.4 million, or $0.41 per share, a $6.5 million increase from the $1.1 million net loss for the year ended September 30, 2010.

“Fiscal 2011 was a good year for our Company, including a successful and well-received mutual-to-stock conversion and a return to profitable operating results,” said Richard T. Wheeler, Jr., Chairman, President and Chief Executive Officer of Franklin Financial Corporation.  “We have weathered the worst economic period in our country’s history since the Great Depression and emerged stronger than before because of the capital we raised as part of our conversion.  We, as well as most other financial institutions and our nation, still face many difficult challenges, but we believe that we are positioned to convert those challenges into opportunities.”

Net Interest Income

Net interest income was $7.0 million for the three months ended September 30, 2011 compared to $6.9 million for the three months ended June 30, 2011.  Our net interest margin for the three months ended September 30, 2011 was 2.63%, a three basis point increase from the prior quarter.

Net interest income for the three months ended September 30, 2011 increased $490,000, or 7.6%, compared to the same period in the prior year as declines in deposit and FHLB borrowing costs of $805,000 outpaced a decrease in interest income on loans of $388,000.  Our net interest margin for the three months ended September 30, 2011 decreased 17 basis points to 2.63% from the same period in the prior year, primarily due to a 194 basis point decline in the yield on collateralized mortgage obligations (“CMOs”) as we continue to purchase short-term CMOs in order to comply with qualified thrift lender requirements.

For the year ended September 30, 2011, net interest income was $26.5 million, a $2.2 million increase from $24.3 million for the year ended September 30, 2010.  Our net interest margin for the year ended September 30, 2011 increased twelve basis points to 2.67% as a result of declining deposit costs and lower interest expense on FHLB borrowings due to prepayments of higher-rate borrowings in fiscal 2010.

Asset Quality

During the three months ended September 30, 2011, non-performing assets increased $4.6 million to $50.8 million from $46.2 million at June 30, 2011.  This increase was the result of a $5.6 million increase in non-performing loans, partially offset by a $944,000 decrease in real estate owned.   Non-performing loans totaled $42.2 million at September 30, 2011 compared to $36.6 million at June 30, 2011.  The increase in non-performing loans related primarily to the addition of one large loan on a multi-family property that is experiencing leasing difficulties and, as a result, does not generate sufficient cash flow to service the loan.  Real estate owned decreased to $8.6 million at September 30, 2011 from $9.6 million at June 30, 2011 and $11.6 million at September 30, 2010 as the Company continues to actively work to reduce its level of foreclosed assets.  Total non-performing loans as a percentage of total loans at September 30, 2011 was 8.50% compared to 7.35% at June 30, 2011 and 6.03% at September 30, 2010.

The Company recorded a provision for loan losses of $1.2 million for the three months ended September 30, 2011 compared to $1.8 million for the three months ended June 30, 2011 and $5.5 million for the three months ended September 30, 2010.  For the year ended September 30, 2011, the provision for loan losses was $3.7 million compared to $9.3 million for the year ended September 30, 2010.  The allowance for loan losses as a percentage of total loans was 2.95% at September 30, 2011 compared to 2.70% at June 30, 2011 and 2.72% at September 30, 2010.  The increase in the allowance coverage rate reflects the increasing level of non-performing loans along with declining valuations of large land acquisition and development projects securing certain of our loans.

The Company recorded an other-than-temporary impairment (“OTTI”) charge in earnings of $637,000 for the three months ended September 30, 2011 compared to charges of $1.3 million for the three months ended June 30, 2011 and $4.1 million for the three months ended September 30, 2010.  OTTI charges included $319,000 related to the impairment of equity investments in Virginia-based community banks and $318,000 related to the Company’s portfolio of non-agency CMOs for the three months ended September 30, 2011 compared to charges of $752,000 on equities and $502,000 on non-agency CMOs for the three months ended June 30, 2011 and $3.4 million and $714,000, respectively, for the three months ended September 30, 2010.

For the year ended September 30, 2011, OTTI charges reflected in earnings totaled $2.6 million compared to $7.6 million for the year ended September 30, 2010.  These amounts included charges of $1.1 million on equity securities and $1.5 million on non-agency CMOs for the year ended September 30, 2011 compared to $3.8 million on equities and $3.8 million on non-agency CMOs for the year ended September 30, 2010.

Annual Meeting

The annual meeting of stockholders of Franklin Financial Corporation will be held on Tuesday, February 21, 2012.  Details of the annual meeting will be communicated to stockholders in a proxy statement, which will be mailed in early January 2012.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating both owner and non-owner-occupied one-to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans.  The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices.  Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.  Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a continued decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Additional factors that may affect our results are discussed beginning on page 12 of the Company’s prospectus, dated February 11, 2011 under the section titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended September 30,		For the Year Ended September 30,
(Dollars in thousands)	2011	2010	2011		2010
Operating Data:
Interest and dividend income	$11,497	$11,812	$45,934		$48,617
Interest expense	4,541	5,346	19,398		24,335
Net interest income	6,956	6,466	26,536		24,282
Provision for loan losses	1,207	5,494	3,744		9,256
Net interest income after provision for loan losses	5,749	972	22,792		15,026
Noninterest income (expense):
Impairment of securities reflected in earnings	(637)	(4,141)	(2,572)		(7,629)
Gains (losses) on sales of securities, net	(22)	33	243		2,045
Other noninterest income	790	971	2,784		3,149
Total noninterest income (expense)	131	(3,137)	455		(2,435)
Other noninterest expenses	3,852	3,129	21,064	(1)	13,642
Income (loss) before provision for income taxes	2,028	(5,294)	2,183		(1,051)
Income tax expense (benefit)	1,092	(995)	752		30
Net income (loss)	$936	$(4,299)	$1,431		$(1,081)

(1)
Includes charitable contributions of $5.6 million to The Franklin Federal Foundation for the year ended September 30, 2011 made in connection with Franklin Financial Corporation MHC’s mutual-to-stock conversion.

	For the Three Months Ended September 30,		For the Year Ended September 30,
(Amounts in thousands, except per share data)	2011	2010	2011	2010
Per Share Data
Basic earnings per share	$0.07	N/A	$0.11	N/A
Diluted earnings per share	$0.07	N/A	$0.11	N/A
Book value per share at end of period	$17.45	N/A	$17.45	N/A
Shares outstanding at period end	14,303	N/A	14,303	N/A
Weighted-average shares outstanding
Basic	13,184	N/A	13,177	N/A
Diluted	13,184	N/A	13,177	N/A

	At September 30,
(Dollars in thousands)	2011	2010
Financial Condition Data:
Total assets	$1,096,977	$971,055
Cash and cash equivalents	115,749	97,909
Securities available for sale	396,809	276,643
Securities held to maturity	25,517	35,518
Loans, net	478,423	477,035
Loans held for sale	922	2,781
Cash surrender value of bank-owned life insurance	31,714	30,430
Deposits	648,754	647,127
Federal Home Loan Bank borrowings	190,000	190,000
Total stockholders’ equity	249,558	126,769

Capital Ratios(2):
Tier 1 capital to adjusted tangible assets	16.00%	10.90%
Tier 1 risk-based capital to risk weighted assets	23.72	14.12
Tangible capital to adjusted tangible assets	16.00	10.90
Risk-based capital to risk weighted assets	24.98	15.37

	For the Three Months Ended September 30,		For the Year Ended September 30,
(Dollars in thousands)	2011	2010	2011	2010
Performance Ratios:
Return on average assets	0.33%	(1.74)%	0.13%	(0.11)%
Return on average equity	1.45	(13.36)	0.81	(0.85)
Interest rate spread(3)	2.22	2.61	2.34	2.29
Net interest margin(4)	2.63	2.80	2.67	2.55
Efficiency ratio(5)	45.37	36.91	48.68	48.66
Average interest-earning assets to average interest-bearing liabilities	124.33	108.59	117.20	109.99
Average equity to average assets	23.12	13.04	16.72	12.67

(Dollars in thousands)
Asset Quality:
Allowance for Loan Losses
Beginning balance	$13,432	$10,867	$13,419	$8,524
Provision	1,207	5,495	3,744	9,256
Recoveries	18	1	45	147
Charge-offs	(33)	(2,944)	(2,584)	(4,508)
Ending balance	$14,624	$13,419	$14,624	$13,419
Nonperforming Assets at Period End
Nonaccrual loans	$42,205	$28,543	$42,205	$28,543
Accruing loans 90+ days past due	-	1,230	-	1,230
Other real estate owned	8,627	11,581	8,627	11,581
Total nonperforming assets at period end	$50,832	$41,354	$50,832	$41,354
Allowance for loan losses as a percent of total loans at period end	2.95%	2.72%	2.95%	2.72%
Allowance for loan losses as a percent of non-performing loans at period end	34.65	45.07	34.65	45.07
Non-performing loans as a percent of total loans at period end	8.50	6.03	8.50	6.03
Non-performing assets as a percent of total assets at period end	4.63	4.26	4.63	4.26
Net charge-offs (recoveries) to average loans outstanding during the period (annualized)	0.01	2.32	0.52	0.86

(2)	Ratios are for Franklin Federal Savings Bank.
(3)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)
A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges and losses on the sale of fixed assets and foreclosed assets and the conversion-related charitable contribution to The Franklin Federal Foundation, by the sum of net interest income and other noninterest income, net of gains on the sale of fixed assets and foreclosed assets.